UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 4, 2021

MY SIZE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37370	51-0394637
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

HaYarden 4, pob 1026,

Airport City, Israel 7010000

(Address of principal executive offices and Zip Code)

Registrant’s telephone number, including area code +972-3-600-9030

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	MYSZ	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On November 4, 2021, My Size, Inc. (the “Company”) entered into a settlement agreement (the “Agreement”) with David Lazar and certain affiliates and director nominees (collectively, the “Lazar Parties”).

Pursuant to the Agreement, the Company and the Lazar Parties agreed to compromise and settle the following claims asserted against one another: (i) the action commenced by Custodian Ventures, LLC (“Custodian Ventures”) pursuant to Section 211 of the Delaware General Corporation Law against the Company in the Court of Chancery of the State of Delaware, captioned Custodian Ventures LLC v. My Size, Inc., C.A. No. 2021-0817-LWW, and (ii) the civil action filed by the Company in the United States District Court of the Southern District of New York, My Size, Inc. v. Lazar et al., No. 1:21-cv-08585.

In addition, pursuant to the Agreement, the Company agreed to reimburse Custodian Ventures for out of pocket expenses and in consideration for the dismissal and release of claims against the Company an aggregate amount equal to $275,000, to be paid within three business days of the effective date of the Agreement.

With respect to the Company’s 2021 annual meeting of stockholders, Custodian Ventures agreed to, among other things, withdraw or rescind (i) its May 12, 2021 notice of stockholder nominations of four director candidates with respect to the Company’s 2021 annual meeting of stockholders, (ii) the notice dated October 28, 2021 submitted by Custodian Ventures to the Company notifying the Company of Custodian Ventures’ continued intent to bring its nomination of four director candidates before the Company’s stockholders at the 2021 annual meeting, and (iii) any and all related materials and notices submitted to the Company in connection therewith or related thereto and to not take any further action in connection with the solicitation of any proxies in connection with the Company. Custodian Ventures also agreed to cease any and all solicitation and other activities in connection with the 2021 annual meeting.

In addition, Custodian Ventures agreed to certain customary standstill provisions for a period of five years beginning on the effective date of the Agreement (the “Standstill Period”). The Agreement also provides that during the Standstill Period, the Lazar Parties will vote all shares of common stock of the Company it beneficially owns in in accordance with any proposal or recommendation made by the Company or the Board of Directors of the Company that is submitted to the stockholders of the Company, unless to do so would violate applicable law and except with respect to certain extraordinary transactions.

The Agreement also contains non-disparagement and confidentiality provisions, subject to certain exceptions.

The foregoing description of the terms and conditions of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is attached as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

On November 4, 2021, the Company and Custodian Ventures jointly issued a press release announcing the Agreement. A copy of the press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

The information set forth in the press release is not deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as may be expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1	Settlement Agreement dated November 4, 2021, among My Size, Inc., David Lazar and certain of his affiliates.

99.1	Press Release, dated November 4, 2021

104	Cover Page Interactive Data File (formatted as inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MY SIZE, INC.

Date: November 5, 2021	By:	/s/ Ronen Luzon
	Name:	Ronen Luzon
	Title:	Chief Executive Officer